                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                ICT Group, Inc.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                 ICT GROUP, INC.
                              800 Town Center Drive
                          Langhorne, Pennsylvania 19047

                         -------------------------------

                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                  MAY 20, 1997

                         -------------------------------



TO THE SHAREHOLDERS OF
ICT GROUP, INC.:

         Notice is hereby given that the 1997 annual meeting of shareholders (the "Annual Meeting") of ICT GROUP, INC. (the "Company" or "ICT") will be held at the Sheraton Hotel, Langhorne, Pennsylvania on May 20, 1997, at 10:00 a.m., local time, for the following purposes:

         1.       To elect two directors;

         2. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of record as of the close of business on April 14, 1997 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on April 14, 1997 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at 800 Town Center Drive, Philadelphia, Pennsylvania 19047.

                                         By order of the board of directors,


                                         /s/ Carl E. Smith
                                         -----------------------------
                                         Carl E. Smith
                                         Secretary


Langhorne, Pennsylvania
April 25, 1997


===============================================================================
    EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE
       MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.
===============================================================================

                                 ICT GROUP, INC.
                              800 Town Center Drive
                          Langhorne, Pennsylvania 19047


                         -------------------------------

                                 PROXY STATEMENT
                                       FOR
                       1997 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                  MAY 20, 1997

                         -------------------------------

General Information on the Meeting

         This proxy statement and the accompanying form of proxy are being mailed on or about April 25, 1997 to the shareholders of ICT Group, Inc. (the "Company" or "ICT"). These materials are being furnished in connection with the solicitation by the board of directors of the Company of proxies to be voted at the 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Sheraton Hotel, Langhorne, Pennsylvania on May 20, 1997, at 10:00 a.m., local time, and at any adjournments thereof.

         The entire cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.


Voting at the Meeting

         Only shareholders of record at the close of business on April 14, 1997 are entitled to notice of, and to vote at, the Annual Meeting. As of April 14, 1997, there were 11,553,527 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

         The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

         Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting. Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In the case of shares that are present at the Annual Meeting for quorum purposes, not voting those shares for a particular nominee for director (including by withholding authority on the proxy) will not operate to prevent the election of that nominee if he otherwise receives affirmative votes; an abstention on any other item will operate to prevent approval of the item to the same extent as a vote against approval of such item and a broker "non-vote" on any item (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and those matters are matters with respect to which the broker has no discretion to vote) will have no effect on the outcome of the vote on such item. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted for all nominees listed herein under "Election of Directors" and for ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended December 31,

1997. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

         Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS


         The board of directors of the Company currently consists of four members and is divided into three classes, two classes each consisting of one director and one class consisting of two directors. One class is elected each year to hold office for a three year term and until the election and qualification of the director's successor or until the director's death, removal or resignation. At the Annual Meeting, two directors are to be elected for the current class. The term of office for each director elected at the Annual Meeting will expire at the 2000 annual meeting of shareholders.

         John J. Brennan and John A. Stoops, both of whom are current members of the board of directors, have been nominated by the board of directors for election as directors at the Annual Meeting.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The board of directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the board of directors or the board may decide to reduce the number of directors. The board of directors recommends a vote FOR each of the nominees.

           -----------------------------------------------------------

                              NOMINEES FOR ELECTION

           -----------------------------------------------------------


                                             Year First Became Director, Principal Occupations During
Name of Director               Age                      Past Five Years and Certain Directorships
----------------               ---           ---------------------------------------------------------
John J. Brennan                53      Mr. Brennan has served as Chairman, President and Chief Executive Officer of the
                                       Company and as a director since 1987, when he managed the buyout of ICT's predecessor company, International Computerized Telemarketing, Inc., from
                                       Decision Industries Corporation ("DIC").  Mr Brennan was employed by DIC from May 1983 to March 1987 and over that period served as Vice President of
                                       Product Marketing, Vice President of Corporate Planning and Business
                                       Development and President of its subsidiary, International Computerized
                                       Telemarketing.

John A. Stoops                 43      Mr. Stoops has been Vice President and General Manager of Books and
                                       Information Services for American Express Publishing Corporation, a joint venture between American Express and Time Publishing, since January 1995.
                                       From November 1990 to September 1994, Mr. Stoops was President of Atlas
                                       Editions, U.S.A. He has been a director of the Company since 1996.


           -----------------------------------------------------------

            Director Continuing in Office with Term Expiring in 1998

           -----------------------------------------------------------

                                                Year First Became Director, Principal Occupations During
Name of Director               Age                       Past Five Years and Certain Directorships
----------------               ---              ---------------------------------------------------------
Bernard Somers                 48       Mr. Somers has been a partner of Somers & Associates, Chartered Accountants, located in Dublin, Ireland, since 1988.  Mr. Somers has been a director of the
                                        Company since 1996.  He currently serves as a director of Eurotel Marketing
                                        Limited, a subsidiary of the Company, and Commerzbank Europe (Ireland) Ltd.

                                        3

           -----------------------------------------------------------

            Director Continuing in Office with Term Expiring in 1999

           -----------------------------------------------------------


                                                Year First Became Director, Principal Occupations During
Name of Director                Age                    Past Five Years and Certain Directorships
----------------                ---             ---------------------------------------------------------
Donald P. Brennan               56       Donald P. Brennan has served as a Vice Chairman and director of the
                                         Company since April 1987. He has been an Advisory Director of Morgan
                                         Stanley & Co. Incorporated since February 1996.  Prior to that time, Mr.
                                         Brennan was a Managing Director and Head of the Merchant Banking
                                         Division of Morgan Stanley & Co. Incorporated since 1986, and also has served as Chairman of Morgan Stanley Capital Partners III, Inc., Chairman
                                         of Morgan Stanley Leveraged Equity Fund II, Inc., Chairman of Morgan
                                         Stanley Venture Partners and a director of Morgan Stanley & Co.
                                         Incorporated.  Mr. Brennan currently serves as a director of Fort Howard
                                         Corporation, Jefferson Smurfit Corporation and SITA Telecommunications,
                                         N.V.

General Information Concerning the Board of Directors and its Committees

         The board of directors of the Company met on two occasions during 1996. The Pennsylvania Business Corporation Law provides that the board of directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The board of directors annually elects from its members an Audit Committee and Compensation Committee. Each director attended at least 75% of the aggregate of the meetings of the board of directors held during the period for which he was a director, and the meetings of the committee or committees on which he served during such period.

         Audit Committee. The Audit Committee is responsible for providing general oversight with respect to the accounting principles employed in ICT's financial reporting. The Audit Committee meets at least annually with the Company's principal financial and accounting officers and independent public accountants to review the scope of auditing procedures, the Company's policies relating to internal auditing and accounting procedures and controls, and to discuss results of the annual audit of the Company's financial statements. The Audit Committee, which was created in July 1996 following the initial public offering, met once during 1996. The Audit Committee is currently composed of three non-employee directors, Donald P. Brennan, Bernard Somers and John A. Stoops.

         Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant options under, the Company's stock option plans. In addition, the Compensation Committee recommends to the board the compensation of the Company's Chairman, President and Chief Executive Officer, reviews and takes action on the recommendations of the Chairman, President and Chief Executive Officer as to the compensation of the Company's other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The Compensation Committee, which was created in July 1996 following the initial public offering, met once during 1996. The Compensation Committee is currently composed of two non-employee directors, Donald P. Brennan and Bernard Somers.

                        EXECUTIVE OFFICERS OF THE COMPANY

Name                           Age           Position
----                           ---           --------
John J. Brennan                53            Chairman, President, Chief Executive Officer

Carl E. Smith                  49            Senior Vice President, Finance and Admin-
                                             istration, Chief Financial Officer, and Secretary

John L. Magee                  43            President, ICT TeleServices

Dean J. Kilpatrick*            52            President, ICT Marketing Services

John D. Campbell               41            President, ICT Domestic Sales and Senior Vice
                                             President, Sales and Marketing

James J. Shannon*              43            President, ICT International Sales and Senior
                                             Vice President, Sales and Marketing

Maurice J. Kerins              43            Senior Vice President, Systems and Technology

Robert F. Small                45            Senior Vice President, Corporate Planning and
                                             Development

--------------
*Chosen to become an executive officer

         John J. Brennan's employment background is described above under "Nominees for Election."

         Carl E. Smith joined the Company as Senior Vice President, Finance and Administration and Chief Financial Officer in October 1994 and was elected Secretary of the Company in 1995. From April 1992 to October 1994, he was employed by DNA Plant Technology Corporation, an agricultural biotechnology company, where he served as Vice President of Finance. From April 1990 to April 1992, Mr. Smith was employed by Envirosafe Services, Inc., a hazardous waste management company, where he served as Vice President of Finance and Chief Financial Officer.

         John L. Magee has served as the President of ICT TeleServices since January 1996 and was the Executive Vice President, Operations between January 1994 and January 1997. From November 1987 to January 1994, he served as Senior Vice President, Operations of the Company.

         Dean J. Kilpatrick has served as President of ICT Marketing Services since September 1996 and was the President of ICT Research Services from May 1994 to September 1996. From January 1992 to April 1994, Mr. Kilpatrick was the sole proprietor of Kilpatrick and Associates, a direct marketing consulting firm. Between February 1988 and January 1992, Mr. Kilpatrick was Vice President, Marketing for StarTV, Inc., a start-up television network business. From 1986 to 1988, Mr. Kilpatrick was Executive Vice President of MRI, Inc., a market research company.

         John D. Campbell has served as President of ICT Domestic Sales since January 1997 and as Senior Vice President, Sales and Marketing since January 1990 . Mr. Campbell served as the President of ICT Direct between January 1994 and January 1997.

         James J. Shannon has served as President of ICT International Sales and Senior Vice President, Sales and Marketing since August 1996. From August 1992 until August 1996, Mr. Shannon was employed by Lexmark International, Inc., a company engaged in the development, manufacturing and distribution of printing solutions, where he served as the Director of Sales and Marketing.

         Maurice J. Kerins has served as the Company's Senior Vice President, Systems and Technology since April 1991 and as the Company's Vice President, Systems and Technology from November 1988 to April 1994.

         Robert F. Small has served as the Company's Senior Vice President, Corporate Planning and Development since April 1995. From January 1993 to April 1995, he served as the Company's Vice President, Client Services, and from January 1987 to January 1993, he served as the Company's Vice President, Finance.

         John J. Brennan and Donald P. Brennan are brothers.


Certain Relationships and Related Transactions Involving Executive Officers and Directors

         Voting Trust Agreement. John J. Brennan, Donald P. Brennan and the Company have entered into a Voting Trust Agreement that terminates December 3, 2080 (the "Voting Trust Agreement"), with John J. Brennan and Donald P Brennan as voting trustees. All acts of the voting trustees under the Voting Trust Agreement must be by unanimous consent, although the agreement provides that the voting trustees all be present for purposes of constituting a quorum at any meeting of the shareholders, regardless of whether the shares subject to the Voting Trust Agreement are to be voted at the meeting. Upon the death, incompetence or resignation of John J. Brennan as a voting trustee, Donald P Brennan shall have the right to (i) be the sole voting trustee if he becomes actively involved in the Company, which shall include, up to December 31, 1999, becoming Chairman and appointing a President and Chief Executive Officer, and thereafter holding the position of President and Chief Executive Officer, or
(ii) appoint a successor trustee if he does not become, or ceases to be, actively involved in the Company. Upon the death, incompetence or resignation of Donald P. Brennan as a voting trustee, John J. Brennan shall have the right to be the sole voting trustee.

         Shareholders' Agreement. John J. Brennan, Donald P. Brennan and the Company have entered into a Shareholders' Agreement that covers the shares included under the Voting Trust Agreement and any other shares that they may own (the "Shareholders' Agreement"). The Shareholders' Agreement prohibits the transfer of shares owned by John J. Brennan and Donald P. Brennan, without the consent of the other, except (i) pursuant to a public offering, (ii) to certain family members and trusts therefor who agree to be bound by the Shareholders' Agreement, (iii) to the other party, or the Company, pursuant to rights of first refusal and (iv) to a third party if the first refusal rights have not been exercised.

         Voting Agreement. Each of the Company's employee optionholders has entered into a ten-year voting agreement (the "Voting Agreements") with the Company and John J. Brennan, the Chairman, President and Chief Executive Officer, pursuant to which each has agreed to vote all shares of Common Stock received by such individuals upon the exercise of options in the manner directed by Mr. Brennan. The Voting Agreements are binding on each of the optionholders' successors in interest. Mr. Brennan is required to release shares covered by the Voting Agreements if a shareholder intends to sell shares in the public market and completes the sale within 90 days of the release. Shares sold in the public market will thereafter not be subject to the Voting Agreements.

         Guaranties by John J. Brennan and Donald P. Brennan. In April 1996, the Company entered into an amended and restated loan agreement (the "Amended and Restated Loan Agreement") whereby the lender (the "Bank") (i) made available a $15,000,000 line of credit and a $3,500,000 equipment line of credit, (ii) advanced a $1.5 million short-term loan and (iii); revised the terms of two term loans previously advanced in the principal amounts of $1,350,000 and $1,000,000. John J. Brennan and Donald P. Brennan (collectively, the "Brennans") issued personal, unconditional guaranties to the Bank under which each jointly and severally guaranteed the repayment of the loans issued under the Amended and Restated Loan Agreement. In July 1996, the Bank released the personal guarantees of John J. Brennan and Donald P. Brennan.

         Loan to the Company by Donald P. Brennan. In March 1987, Donald P. Brennan loaned $100,000 to the Company at an interest rate of 12% per annum and was issued a promissory note (the "Brennan Note"). Principal repayments on the Brennan Note were restricted by various loan agreements entered into by the Company. Under the terms of an Amended and Restated Subordination Agreement entered into in April 1996 in connection with the Amended and

Restated Loan Agreement, the Company was permitted to make principal payments of up to $10,000 per month, in aggregate, on the Brennan Note and the Passage East Partnership Note described below. The Company repaid the Brennan Note in full in 1996. The Company believes that the terms of this loan were no less favorable to the Company than those which it could have received from unaffiliated parties.

         Loan to the Company by Passage East Partnership. In April 1987, Passage East Partnership, a New York general partnership in which John J. Brennan and Donald P. Brennan are the sole general partners, loaned $300,000 to the Company, at an interest rate of 12% per annum. The loan to the Company was evidenced by a promissory note executed in favor of Passage East Partnership (the "Passage East Partnership Note"). Like the Brennan Note, principal repayments on the Passage East Partnership Note were prohibited under the terms of various loan documents. However, from time to time, the Company's lenders allowed principal repayments to Passage East Partnership. The Company made principal repayments of $30,000 in 1991, $20,000 in 1993, $50,000 in 1994 and the remaining balance of $200,000 in
1996. The Company believes that the terms of this loan were no less favorable to the Company than those which it could have received from unaffiliated parties.

         Loan to Shareholders. In April 1996, pursuant to the Amended and Restated Loan Agreement, the Bank advanced a line of credit to the Company in the principal amount of $1,500,000, with interest to accrue at the Bank's base rate of interest which was 8.25% at April 30, 1996. The Company, in turn, loaned $1,500,000 to the Brennans to satisfy their estimated income tax liability for the quarterly periods ending December 31, 1995, March 31, 1996 and June 30, 1996. The loan to the Brennans was evidenced by a promissory note executed by the Brennans (the "Shareholders' Note"), which did not bear interest, and was payable in full on or before November 30, 1996. The Shareholders' Note was repaid in full in 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 3, 1997 (except as otherwise noted) regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

                                                                          Number of Shares         Percentage
Names                                                                  Beneficially Owned (1)      of Class (2)
-----                                                                  ----------------------      ------------
John J. Brennan (3)(4) ...........................................           7,367,352                 58.9%
Donald P. Brennan (3) ............................................           6,346,500                 55.0%
Eileen Brennan Oakley (5).........................................           2,062,500                 17.9%
Bernard Somers (6)................................................               1,000                   *
John A. Stoops (6)................................................               1,000                   *
John L. Magee (6).................................................             306,000                  2.6%
John D. Campbell (6)..............................................             148,500                  1.3%
Maurice J. Kerins (6).............................................             157,500                  1.4%
Carl E. Smith (6).................................................              31,500                   *
All executive officers and directors as a group (9 persons).......           7,369,352                 58.9%

------------------------
*  Less than one percent

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options held by each individual or group to the extent such options are exercisable within 60 days of March 3, 1997.

(2) The percentage for each individual or group is based on the aggregate number of shares outstanding as of March 3, 1997 (11,549,527) and all shares issuable upon the exercise of outstanding stock options held by such individual or group to the extent such options are exercisable within 60 days of March 3, 1997.

(3) Includes 6,346,500 shares of Common Stock over which John J. Brennan and Donald P. Brennan share voting and dispositive power pursuant to a Voting Trust Agreement dated February 2, 1996, with John J. Brennan and Donald P. Brennan as voting trustees, and a Shareholders' Agreement dated February 2, 1996. The address of these shareholders is 800 Town Center Drive, Langhorne, PA 19047.

(4) Includes 38,300 issued and outstanding shares of Common Stock and 962,552 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to certain Voting Agreements entered into by and among current and former employees of the Company, John J. Brennan and the Company.

(5) These shares are held subject to 7 trusts for which Ms. Oakley serves as trustee. The address of this shareholder is 800 Town Center Drive, Langhorne, PA 19047.

(6) Consists of shares of Common Stock issuable pursuant to stock options exercisable as of March 3, 1997, or within 60 days thereafter. Voting control over these shares is held by John J. Brennan pursuant to the terms of the Voting Agreements. The address of these shareholders is 800 Town Center Drive, Langhorne, PA 19047.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

         Summary Compensation Table. The following table sets forth for the years ended December 31, 1996 and 1995 certain compensation paid by the Company to its Chief Executive Officer and the four other most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for the year ended December 31, 1996.

                           Summary Compensation Table

                                                                          Annual                 Long Term
                                                                       Compensation             Compensation
                                                                ---------------------------     ------------
                                                                                                 Securities
                                                                                                 Underlying           All Other
        Name and Principal Position                  Year        Salary              Bonus      Options/ SARs      Compensation (1)
        ---------------------------                  ----        ------              -----      -------------      ----------------
John J. Brennan..................................... 1996       $350,449            $ 87,929           --              $79,068
Chairman, President and Chief Executive Officer      1995       $307,000            $216,214           --              $20,402

John L. Magee....................................... 1996       $149,616            $ 46,103           --              $ 5,606
President of ICT TeleServices                        1995       $129,904            $ 62,191           --              $ 5,365

John D. Campbell.................................... 1996       $129,788            $109,202           --              $ 5,666
President of ICT Domestic Sales and                  1995       $118,888            $122,026       22,500              $ 5,388
Senior Vice President, Sales and Marketing

Maurice J. Kerins................................... 1996       $114,904            $ 40,571           --              $ 4,060
Senior Vice President, Systems and Technology        1995       $109,807            $ 61,300       22,500              $ 4,370

Carl E. Smith....................................... 1996       $104,904            $ 22,535       22,500              $ 4,274
Senior Vice President, Finance and Administration,   1995       $100,000            $ 25,276       22,500              $   452
Chief Financial Officer, and Secretary

-------------------

(1) Includes: (A) for 1996 (i) Company contributions of $4,750, $4,750, $4,750, $3,693 and $3,352 to the Company's 401(k) tax-qualified employee savings and retirement plan on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kerins and Mr. Smith, respectively, (ii) premiums paid by the Company in the amount of $1,152, $408, $408, $367, and $922 for group term life insurance on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kerins and Mr. Smith, respectively; and (iii) premiums paid by the Company in the amount of $73,166, $448 and $508 for life insurance on behalf of Mr. Brennan, Mr. Magee and Mr. Campbell, respectively and (B) for 1995 (i) Company contributions of $4,620, $4,562,$4,620, $4,064 to the Company's 401(k) tax-qualified employee savings and retirement plan on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell and Mr. Kerins, respectively; (ii) premiums paid by the Company in the amount of $1,152, $388, $343, $306, and $452 for group term life insurance on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kerins and Mr. Smith, respectively; and (iii) premiums paid by the Company in the amount of $14,630, $415 and $425 for life insurance on behalf of Mr. Brennan, Mr. Magee and Mr. Campbell, respectively.

         Option Grants. The following table sets forth certain information regarding stock options granted during the year ended December 31, 1996 to the persons named in the Summary Compensation Table.


                        Option Grants in Last Fiscal Year

                                Individual Grants
                                -----------------
                                                                                                    Potential Realizable
                                                                                                      Value At Assumed
                                                  Percent of                                        Annual Rates of Stock
                                                 Total Options                                      Price Appreciation For
                                                  Granted to                                            Option Term(2)
                                    Options      Employees in     Exercise        Expiration        ----------------------
             Name                 Granted(1)         1996           Price            Date              5%           10%
             ----                 ----------         ----           -----            ----              --           ---
John J. Brennan ...............       --              --             --               --               --            --
John L. Magee..................       --              --             --               --               --            --
John D. Campbell...............       --              --             --               --               --            --
Maurice J. Kerins..............       --              --             --               --               --            --
Carl E. Smith..................     22,500           29.2%          $1.57          12/31/06         $22,216       $56,299

----------
(1) These options were granted under the Company's 1987 Stock Option Plan and have a term of ten years, subject to earlier termination in certain events related to the termination of employment. The options vest in five equal annual installments commencing on the date of grant.

(2) The potential realizable values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for the particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table. Please note that the calculated assumed price is less than the initial public offering price.

         Year End Values. The following table summarizes option exercises during 1996 and the value of vested and unvested options for the persons named in the Summary Compensation Table at December 31, 1996. Year-end values are based upon a price of $4.75 per share, which was the closing market price of a share of the Company's Common Stock on December 31, 1996.

                  Aggregated Option Exercises in Last Year and
                             Year-End Option Values

                                                                                                   Value of Unexercised
                                                                 Number of Unexercised            In-the-Money Options at
                                                              Options at December 31, 1996          December 31, 1996 (1)
                                                               ----------------------------       ----------------------------
                            Shares Acquired
       Name                   on Exercise      Value Realized   Exercisable    Unexercisable    Exercisable     Unexercisable
       ----                   -----------      --------------   -----------    -------------    -----------     -------------
John J. Brennan.......                --                 --            --               --               --             --

John L. Magee.........            54,000           $801,122       306,000               --       $1,439,914             --

John D. Campbell......             9,000           $133,520       148,500               --       $  676,716             --

Maurice J. Kerins.....                --                 --       157,500               --       $  719,206             --

Carl E. Smith.........                --                 --        31,500           13,500       $  112,530        $42,871

----------
(1) Values calculated using the closing market price of a share of the Company's Common Stock on December 31, 1996 and the per share exercise price of the individual's options.

         The Company does not currently grant any long-term incentives, other than stock options, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

Employment Agreements

         In May 1996, the Company entered into an employment agreement with John
J. Brennan as President and Chief Executive Officer. The agreement is for a three-year term ending April 30, 1999 and renews automatically for successive three-year periods unless either party gives written notice of termination at least 180 days prior to the expiration date, unless earlier terminated as provided therein. The agreement provides for a base salary of $364,000, which shall be increased by a minimum of 5% each year but may not be decreased below the then current level. The Board, in its sole discretion, may award incentive bonuses in the form of cash and/or stock to Mr. Brennan, who will be eligible each year for a minimum bonus in an amount equal to his then current salary. If Mr. Brennan is terminated by the Company for other than willful misconduct, or terminates his employment for "good reason," then the Company shall maintain its obligations under the agreement through the later of (i) the expiration of the then current term of the agreement (or the expiration of the next renewal term if there are less than 180 days remaining in the current term and no notice of termination was given prior thereto), or (ii) 24 months from the date of termination. Mr. Brennan may terminate his agreement for "good reason" upon 30 days' written notice if there has been a reduction in his salary or benefits, a substantial change in his duties or a change of control, defined as the decrease below 50% of the combined voting power of the Company's common stock by John J. Brennan and Donald P. Brennan and their children and grandchildren.

         In April 1987, the Company entered into employment agreements with John
L. Magee and Maurice J. Kerins that provided for base salaries of $70,000 and $55,000 per year, respectively. Each employment agreement provides that the employee's salary is to be reviewed annually by the Board of Directors. Messrs. Magee's and Kerins' current base salaries are $160,000 and $135,000, respectively. Each employment agreement has an initial term of three years, but renews automatically each year for an additional one-year term unless either party to the agreement terminates prior to the end of the renewal term. Each of the agreements renewed automatically on April 1, 1997 for additional one-year terms. In addition to base salary, each agreement allows for bonuses to be paid by the Company. The Company may terminate the employment agreements described immediately above at any time, with or without cause. Each of the employment agreements contains severance provisions which, if triggered, entitle the employees to monthly severance payments in an amount equal to the affected employee's then-current monthly salary for a period of 12 months. The severance payments are triggered by the occurrence of any of the following events: termination of employment by the Company without cause, cessation of business operations in a business in which the employee is employed, a merger, consolidation or acquisition of the Company, the filing by the Company of a voluntary petition in bankruptcy or the filing of an involuntary petition in bankruptcy against the Company which is not dismissed within 60 days. In addition, if the employee terminates his employment upon 90 days prior written notice, in certain circumstances, the Company would be required to continue to provide the employee with his regular payments of base salary for a period of 90 days.

         In October 1987, John D. Campbell entered into an employment agreement with the Company that provided for a base salary of $43,200 per year. Mr. Campbell's employment agreement has an initial term of one year, but renews automatically each year for an additional one-year term unless either party terminates prior to the end of the renewal term. Mr. Campbell's employment agreement renewed automatically on October 1, 1996 for an additional one-year term. Mr. Campbell, whose current base salary is $150,000, is eligible for bonuses from the Company.

         In October 1994, the Company entered into an employment agreement with Carl E. Smith that provided for a base salary of $100,000 per year. Mr. Smith's employment agreement had a term of one year. Pursuant to an amendment entered into by the Company and Mr. Smith as of October 1995, his employment agreement was extended for an additional one-year period and will renew automatically for consecutive one-year periods unless terminated within 90 days prior to the expiration of the then-current term. Mr. Smith's employment agreement renewed automatically in October 1996. In addition to his base salary, which is currently $115,000, Mr. Smith is eligible for bonuses from the Company.

         The employment agreements discussed above contain non-tampering, non-disclosure, non-solicitation and confidentiality provisions. Although the employment contracts restrict the employee from interfering with the Company's current, former or potential customers, there is no provision restricting a terminated employee's ability to work for a competitor of the Company.

Compensation of Directors

         The independent directors are paid directors' fees of $2,000 for each quarterly Board meeting attended and $500 for each special Board meeting attended and each committee meeting attended. In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

         Under the Company's 1996 Non-Employee Directors Plan, each independent director owning less than 10% of the outstanding capital stock of the Company receives, upon initial election to the Board, an option to purchase 1,000 shares of Common Stock. The options are fully vested and immediately exercisable, have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after the date of grant. In addition, each independent director owning less than 10% of the outstanding capital stock of the Company is granted an option to purchase 1,000 shares of Common Stock on the date of each annual meeting; these options will vest in full one year after grant, will have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance.

              The following Compensation Committee Report and the Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                          COMPENSATION COMMITTEE REPORT

         On July 30, 1996, following the Company's initial public offering (the "IPO"), the board of directors created the Compensation Committee to have the responsibility for implementing and administering the Company's compensation policies and programs for its executive officers. Prior to July 1996, the responsibilities of the Committee were performed by the Board as a whole.

         The Compensation Committee is responsible for setting the base salaries and the total compensation levels of the Chief Executive Officer (the "CEO") and the other executive officers of the Company. In addition, the Compensation Committee is responsible for (i) setting the performance criteria for annual bonus awards and determining the achievement levels and payout for the executive officers and (ii) determining which executives, including the CEO, will be granted stock options and the size of such grants.

Compensation Philosophy

         The Company's compensation policies for executive officers, as established by the board prior to the IPO and continued by the Compensation Committee, are designed to (a) provide competitive compensation packages that will attract and retain superior executive talent, (b) link a significant portion of compensation to financial results, so as to reward successful performance, and (c) provide long-term equity compensation, to further align the interests of executive officers with those of stockholders and further reward successful performance. The principal components of the Company's executive officer compensation program are base salary, annual bonus awards, and grants of stock options.

Annual Compensation

         Annual cash compensation is comprised of a base salary and a bonus award. Salary determinations have not been based upon any specific criteria. Nevertheless, the members of the Compensation Committee, who have experience in setting compensation for public companies believe that salaries of the executive officers in fiscal 1996 were modest, considering the scope of the Company's operations and the respective responsibilities of the executive officers, particularly in light of the increased responsibilities of several of the executive officers in connection with the Company's initial public offering. During fiscal 1996, salary increases for the executive officers other than CEO were between approximately five and 15 percent.

         Bonus awards are made pursuant to a criteria established toward the beginning of each fiscal year. The amount of bonus paid to an executive officer is largely non-discretionary and based generally upon the Company's achievement of specified levels of operating income determined by the Compensation Committee; provided, however, that in the case of sales personnel their bonuses are based upon specified sales targets and the margins achieved with such sales.

Long-Term Compensation

         Prior to the IPO, the Company granted stock options at irregular intervals at the discretion of the board of directors. Since the IPO, the Compensation Committee has had the discretion to grant stock options to the executive officers. The number of options in each grant is not based on any specific criteria. However, the board of directors and the Compensation Committee considered primarily the executive's position, skills and achievements, and the level and timing of previously granted stock options. In January 1996, the board of directors granted to Carl E. Smith options to purchase 22,500 shares of Common Stock in order to bring his equity interest in the Company in line with other executive officers of the Company. In August 1996, the Compensation Committee granted to James J. Shannon options to purchase 20,000 shares of Common Stock in connection with the commencement of his employment with the Company.

Compensation of Chief Executive Officer

         The CEO's annual base salary was raised to $364,000 in 1996 pursuant to his employment agreement which was executed in May 1996 prior to the IPO. The increased salary and employment agreement were approved by the outside director and reflects the CEO's increased responsibilities. Based upon the analysis by the outside director at the time of the increase and subsequent analysis by the Compensation Committee, the Compensation Committee is of the opinion that the CEO's base salary is comparable to the median of competitive base salaries for executives from companies of similar annual revenues, operating earnings and growth potential.

         There was no pre-set formula by which the amount of the CEO's 1996 bonus was determined. However, the Compensation Committee considered the financial performance of the Company during the fiscal year and the median of competitive cash compensation for executives with companies of similar annual revenues. The Compensation Committee also considered the CEO's pivotal role in the Company's IPO. The Compensation Committee believes the best measure of success for the accomplishment is sustained shareholder value. In recognition of these factors, the Compensation Committee awarded a bonus to the CEO of $87,929.

         Neither the board of directors prior to the IPO nor the Compensation Committee following the IPO made an award of stock options to the CEO in 1996.

Deductibility of Certain Compensation

         Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the CEO or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Through December 31, 1996, this provision has not affected the Company's tax deductions, but the Compensation Committee will continue to monitor the potential impact of section 162(m) on the Company's ability to deduct executive compensation.

         Donald P. Brennan and Bernard Somers have served as members of the Compensation Committee since July 1996. Donald P. Brennan served as a member of the board of directors prior to the IPO and has been involved in the determination of the compensation of the Company's executive officers since 1987, when he became a member of the Company's board of directors. Mr. Somers did not participate in the deliberations relating to the compensation of the Company's executive officers prior to July 1996.



                                                   THE COMPENSATION COMMITTEE

                                                        Donald P. Brennan
                                                        Bernard Somers

                       COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index"), and (ii) a "peer group" index, assuming an investment of $100 on June 14, 1996 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the "peer group," and further assuming reinvestment of dividends. The "peer group" consists of ATC Communications Group, Inc., APAC Teleservices, Inc., RMH Teleservices, Inc., Telespectrum Worldwide, Inc., West Teleservices Corp., Precision Response Corp., Sitel Corp. and Teletech Holdings, Inc. The graph commences as of June 14, 1996, the date the Common Stock became publicly-traded.



                         COMPARISON OF CUMULATIVE RETURN
                     ICT, Nasdaq Index and Peer Group Index
                    (From June 14, 1996 to December 31, 1996)


150 |-------------------------------------------------------------------------|
    |                             &                                           |
    |                             #                                           |
100 |-------*#&---------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
 50 |-------------------------------------------------------------------------|
    |                             *                                           |
    |                                                                         |
  0 |-------------------------------------------------------------------------|
            6/14/96            12/31/96

* = ICT Group, Inc.        # = Nasdaq Stock Market         & = Peer Group


Measurement Date     ICT Group, Inc.     Nasdaq Stock Market       Peer Group
----------------     ---------------     -------------------       ----------
    06/14/96              $100                  $100                  $100
    12/31/96              $ 30                  $105                  $140

                                 PROPOSAL NO. 2
           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed the firm of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1997. Arthur Andersen LLP has audited the Company's financial statements since the Company's inception. The appointment of independent public accountants is approved annually by the Board of Directors, which is based in part on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. This appointment will be submitted to the shareholders for ratification at the Annual Meeting.

         Although not required by law or by the By-laws of the Company, the Board of Directors has determined that it would be desirable to request ratification of this appointment by the shareholders. If ratification is not received, the Board will reconsider the appointment. A representative of Arthur Andersen LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if he so desires.

         The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the outstanding shares of Common Stock is required for the ratification of this selection.

         The Board of Directors recommends that the shareholders vote FOR ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997.


                                  OTHER MATTERS

         The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.


                STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting, such proposals must be received by the Company no later than December 26, 1997. Proposals should be directed to the attention of the Secretary of the Company.


                           ANNUAL REPORT ON FORM 10-K

         The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996, including the financial statements, but excluding exhibits. Requests for copies of such report should be directed to the Company, Attention: Carl E. Smith.

                                 By order of the board of directors,

                                 Carl E. Smith
                                 Secretary

April 25, 1997

PROXY                            ICT GROUP, INC.                          PROXY
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 20, 1997
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN J. BRENNAN and CARL E. SMITH, or either of them acting alone in the absence of the other, the proxies of the undersigned, with full powers of substitution (the "Proxies") to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of ICT Group, Inc. (the "Company") to be held at the Sheraton Hotel, Langhorne, Pennsylvania on May 20, 1997 at 10:00 a.m. or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

                (Continued and to be signed on the reverse side)

                 Please Detach and Mail in the Envelope Provided


A |X| Please mark your votes as in the example.

                 FOR all nominees
             listed at right (except             WITHHOLD
               as marked to the                 AUTHORITY to
                  contrary)                vote for all nominees

1.  Election of    / /                           / /   Nominee: John J. Brennan
    Directors (Class 1)                                         John A. Stoops

INSTRUCTION:  To withhold authority to vote for any individual nominee, strike such nominee's name from the list at right.

                                                    FOR     AGAINST    ABSTAIN
 2.  Proposal to Ratify the Appointment             / /       / /        / /
     of Arthur Andersen LLP as the Independent Public Accountants of the Company for the Fiscal Year Ending December 31, 1997.

 3. Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

This Proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote "FOR" each director nominee and "FOR" the ratification of Arthur Andersen LLP as the independent public accountants of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                        DATE             , 1997
----------------------        -------------------------     -------------
Signature                     Signature


Note: Please sign exactly as name or names appear on this Proxy. If stock is held jointly, each holder must sign. If signing as attorney, trustee, executor, administrator, custodian or corporate officer, please give full title.